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                                EXHIBIT 11.2


                NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


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
                                                                         Three Months Ended             Nine Months Ended
                                                                            September 30,                 September 30,
                                                                       ______________________        _______________________
                                                                           1996        1995             1996          1995
                                                                       __________   _________        _________     _________
NET INCOME (LOSS)                                                      $   9,307    $  5,827         $ 12,146      $(84,355)
Add back senior debenture interest, net of applicable taxes                   --         237               --           837
Add back junior debenture interest, net of applicable taxes                  570         570            1,709         1,709
                                                                       _________    ________         ________      ________
NET INCOME (LOSS) FOR FULLY DILUTED COMPUTATION                        $   9,877    $  6,634         $ 13,855      $(81,809)
                                                                       ---------    --------         --------      --------
COMMON STOCK:
   Shares outstanding from beginning of period                            35,137      29,578           35,137        29,578
     Stock options exercised                                                 392         429              220           253
     Assumed exercise of stock options, using treasury
      stock method                                                         1,367         939            1,446           729
     Assumed conversion of senior subordinated debentures,
      from the beginning of the period                                        --       5,021               --         5,021
     Assumed conversion of junior subordinated debentures,
      from the beginning of the period                                     2,300       2,300            2,300         2,300
                                                                       _________    ________         ________      ________
   Weighted average number of shares outstanding                          39,196      38,267           39,103        37,881
                                                                       _________    ________         ________      ________
FULLY DILUTED EARNINGS (LOSS) PER SHARE                                $     .25    $    .17         $    .33      $  (2.77)
                                                                       =========    ========         ========      ========

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For the nine month periods, fully diluted earnings (loss) per share is the same as primary earnings (loss) per share because inclusion of the convertible debentures is antidilutive.